EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED SEPTEMBER 30, 2006 AND OCTOBER 1, 2005

(Unaudited)

	2006	2005
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,329,000	$ 215,000
Average common shares outstanding	7,120,000	7,346,000
Basic Earnings per Common Share	$ 0.19	$ 0.03

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,329,000	$ 215,000

Average common shares outstanding	7,120,000	7,346,000
Dilutive effect of restricted stock	96,000	79,000
Common shares issuable in respect to options issued to employees with a dilutive effect	149,000	187,000
Total diluted common shares outstanding	7,365,000	7,612,000
Diluted earnings per share	$ 0.18	$ 0.03

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND OCTOBER 1, 2005

(Unaudited)

	2006	2005
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 3,690,000	$ 2,726,000
Average common shares outstanding	7,155,000	7,379,000
Basic Earnings Per Common Share	$ 0.52	$ 0.37

DILUTED EARNINGS PER COMMON SHARE:

Income from continuing operations	$ 3,690,000	$ 2,726,000

Average common shares outstanding	7,155,000	7,379,000
Dilutive effect of restricted stock	96,000	79,000
Common shares issuable in respect to options issued to employees with a dilutive effect	134,000	191,000
Total diluted common shares outstanding	7,385,000	7,649,000
Diluted Earnings Per Common Share	$ 0.50	$ 0.36